Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

BANK FIRST CORPORATION

and

TOMAH BANCSHARES, INC.

Dated as of November 19, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of November 19, 2019, by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Tomah Bancshares, Inc., a Wisconsin corporation (“TB” and, together with BFC, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which TB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of BFC to enter into this Agreement, certain directors and certain shareholders of TB have entered into, simultaneously with the Parties’ execution of this Agreement, voting agreements with BFC (each a “Voting Agreement” and collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or shareholder has agreed, among other things, to vote the TB Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreements;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.01        The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, TB shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of TB shall cease.

Section 1.02        Articles of Incorporation and Bylaws.

At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such articles of incorporation. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03        Bank Merger.

It is the Parties’ intention that, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Timberwood Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of TB (“Timberwood Bank”), shall be merged (the “Bank Merger”) with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). Once consummated, the Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the respective board of directors of TB and BFC shall cause the board of directors of Bank First and Timberwood Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of this Agreement. Each of BFC and TB shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Bank First and Timberwood Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Timberwood Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with TB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 1.04        Effective Time; Closing.

(a)             Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Wisconsin Department of Financial Institutions – Division of Corporate and Consumer Services, as provided in the WBCL, on the Closing Date. The Merger shall become effective on the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, or such other date and time as the Parties may mutually agree (the “Effective Time”).

(b)             The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 W. Madison St. Suite 3900, Chicago, Illinois 60606, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and TB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.05        Reservation of Right to Revise Structure.

BFC may at any time and without the approval of TB change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Per Share Stock Consideration or (B) holders of TB Options as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of TB’s shareholders after the plan of merger set forth in this Agreement has been approved by TB’s shareholders. In the event that BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01        Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of TB:

(a)             Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)             Each share of TB Common Stock owned directly by BFC, TB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “TB Cancelled Shares”).

(c)           Notwithstanding anything in this Agreement to the contrary, all shares of TB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter 13 of the WBCL, shall not be converted into or be exchangeable for the right to receive the Per Share Stock Consideration (the “Dissenting Shares”). The holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of TB Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per Share Stock Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. TB shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of TB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by TB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCL. TB shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

(d)             At the Effective Time, each share of TB Common Stock (excluding Dissenting Shares and TB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the Per Share Stock Consideration.

(e)             Certain Definitions.

(i)            “Per Share Stock Consideration” shall mean, with respect to each Holder, the following:

(1)         If the BFC Common Stock Price (as defined below) is greater than $44.40 and less than $66.60, the Per Share Stock Consideration shall be 5.1445 shares of BFC Common Stock;

(2)         If the BFC Common Stock Price is greater than or equal to $66.60, the Per Share Stock Consideration shall be the number of shares of BFC Common Stock equal to the quotient (rounded up to the nearest ten thousandth) obtained by dividing $342.62 by the BFC Common Stock Price; or

(3)         If the BFC Common Stock Price is less than or equal to $44.40, the Per Share Stock Consideration shall be the number of shares of BFC Common Stock equal to the quotient (rounded up to the nearest ten thousandth) obtained by dividing $228.42 by the BFC Common Stock Price.

(ii)           “BFC Common Stock Price” shall mean the mathematical average, calculated for the twenty (20) trading-day period ending on the fifth (5th) trading day preceding the Closing Date, of the volume-weighted average price (“VWAP”) of a share of BFC Common Stock for each trading day during such period as displayed under the heading “Bloomberg VWAP” on the Bloomberg Page for BFC (or its equivalent successor page if such page is not available). If the Bloomberg Page or the Bloomberg VWAP is not available for a trading day, “VWAP” shall mean the volume-weighted average price of a share of BFC Common Stock for such trading day, as determined by a nationally recognized investment banking firm retained by BFC based on available trading information for shares of BFC Common Stock.

Section 2.02        TB Options.

(a)             At the Effective Time, each option to purchase TB Common Stock (each a “TB Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof (each a “TB Option Holder”) shall be entitled to receive the Per Share Stock Consideration such TB Option Holder would have been entitled to had such TB Option Holder exercised his, her or its TB Options prior to the Effective Time, less the number of shares of TB Common Stock with an equivalent value to the exercise price and applicable withholding taxes resulting from such exercise. In connection with such cancellation, BFC shall deposit cash equal to the applicable withholding taxes to the appropriate taxing authorities, through the payroll system applicable to the TB Option Holder immediately prior to or at the Effective Time.

(b)             Prior to the Effective Time, the board of directors of TB (or, if appropriate, any committee thereof administering the TB Options) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable option agreements, as may be required to effectuate the provisions of this Section 2.02.

Section 2.03        Rights as Shareholders; Stock Transfers.

At the Effective Time, all shares of TB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of TB Common Stock, the Per Share Stock Consideration and any cash in lieu of fractional shares of BFC Common Stock in accordance with this Article II. At the Effective Time, holders of TB Common Stock shall cease to be, and shall have no rights as, shareholders of TB, other than the right to receive the Per Share Stock Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of TB shall be closed, and there shall be no registration of transfers on the stock transfer books of TB of shares of TB Common Stock.

Section 2.04        Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder who would be entitled to a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the BFC Common Stock Price by the fractional share of BFC Common Stock to which such Holder would otherwise be entitled.

Section 2.05        Plan of Reorganization.

It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06        Exchange Procedures.

BFC shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per Share Stock Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07        Deposit and Delivery of Per Share Stock Consideration.

(a)             Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock sufficient to deliver the Per Share Stock Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Per Share Stock Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Per Share Stock Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of TB Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.

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(b)             Any portion of the Exchange Fund that remains unclaimed by the shareholders of TB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of TB who have not theretofore complied with this Section 2.07 shall thereafter look only to BFC for the Per Share Stock Consideration, any cash in lieu of fractional shares of BFC Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of TB Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of TB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of TB to establish the identity of those Persons entitled to receive the Per Share Stock Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of TB Common Stock represented by any Certificate or Book-Entry Share, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per Share Stock Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)             BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.

Section 2.08        Rights of Certificate Holders after the Effective Time.

(a)             All shares of BFC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of such Certificate or Book Entry Share the number of whole shares of BFC Common Stock such Holder would have been entitled to receive at the Effective Time in exchange therefor pursuant to Section 2.01, and without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and not paid; (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender; and (iii) any cash in lieu of fractional shares such Holder is entitled to pursuant to Section 2.04.

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(b)            In the event of a transfer of ownership of a Certificate representing TB Common Stock that is not registered in the stock transfer records of TB, the proper amount of cash and/or shares of BFC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such TB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.

Section 2.09        Anti-Dilution Provisions.

If the number of shares of BFC Common Stock or TB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to give Holders the same economic effect as contemplated by this Agreement prior to such event.

Article III

REPRESENTATIONS AND WARRANTIES OF TB

Except as set forth in the disclosure schedules delivered by TB to BFC prior to or concurrently with the execution of this Agreement (the “TB Disclosure Schedules”); provided that (a) the mere inclusion of a disclosure on the TB Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by TB that such disclosure represents a material exception or fact, event or circumstance or that such disclosure is reasonably likely to result in a Material Adverse Effect on TB and (b) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) any other section of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other section(s), TB hereby represents and warrants to BFC as follows:

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Section 3.01        Organization and Standing.

Each of TB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to TB or its Subsidiaries. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth on Schedule 3.01. TB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Section 3.02        Capital Stock.

(a)             The authorized capital stock of TB consists of 250,000 shares of TB Common Stock. As of the date hereof, there are 108,820 shares of TB Common Stock issued and outstanding. As of the date hereof, there are TB Options to acquire 9,000 shares of TB Common Stock outstanding. There are no shares of TB Common Stock held by any of TB’s Subsidiaries. Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of TB, of each Holder, and the number of shares of TB Common Stock held by each such Holder. The issued and outstanding shares of TB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Holder. All shares of TB Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)             Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of TB Options, the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of TB Common Stock, or any other security of TB, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the TB Stock Plan under which such award was granted, if applicable. Each TB Option complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in TB’s Tax Returns. Each grant of TB Options was appropriately authorized by the board of directors of TB or the compensation committee thereof, was made in accordance with the terms of the TB Stock Plans, if any, and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of TB or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which TB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of TB or any of TB’s Subsidiaries or obligating TB or any of TB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, TB or any of TB’s Subsidiaries other than those listed on Schedule 3.02(b). There are no obligations, contingent or otherwise, of TB or any of TB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of TB Common Stock or capital stock of any of TB’s Subsidiaries or any other securities of TB or any of TB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of TB Common Stock and there are no agreements or arrangements under which TB is obligated to register the sale of any of its securities under the Securities Act.

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Section 3.03        Subsidiaries.

(a)             Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of TB, and the number of shares or other equity interests in such Subsidiary held by TB. Except as set forth on Schedule 3.03(a), (i) TB owns, directly or indirectly, all of the issued and outstanding equity securities of each TB Subsidiary, (ii) no equity securities of any of TB’s Subsidiaries are or may become required to be issued (other than to TB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to TB or a wholly-owned Subsidiary of TB), (iv) there are no contracts, commitments, understandings or arrangements relating to TB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by TB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by TB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.

(b)             Neither TB nor any of TB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Timberwood Bank. Except as set forth on Schedule 3.03(b), neither TB nor any of TB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04        Corporate Power; Minute Books.

(a)             TB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and TB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite TB Shareholder Approval.

(b)             TB has made available to BFC a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of TB and each of its Subsidiaries, the minute books of TB and each of its Subsidiaries, and the stock ledgers and stock transfer books of TB and each of its Subsidiaries. Neither TB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of TB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of TB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of TB and each of its Subsidiaries.

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Section 3.05        Corporate Authority.

Subject only to the receipt of the Requisite TB Shareholder Approval at the TB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of TB and the board of directors of TB on or prior to the date hereof. The board of directors of TB has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of TB and its shareholders, and that this Agreement and transactions contemplated hereby are in the best interests of TB and its shareholders. The board of directors of TB has directed that this Agreement be submitted to TB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite TB Shareholder Approval in accordance with the WBCL and TB’s articles of incorporation and bylaws, no other vote or action of the shareholders of TB is required by Law, the articles of incorporation or bylaws of TB or otherwise to approve this Agreement and the transactions contemplated hereby. TB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of TB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exceptions’’)).

Section 3.06        Regulatory Approvals; No Defaults.

(a)             No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by TB or any of its Subsidiaries in connection with the execution, delivery or performance by TB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Office of the Comptroller of the Currency (the “OCC”), the Wisconsin Department of Financial Institutions – Division of Banking and other applicable state banking agencies, and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the OCC, the Wisconsin Department of Financial Institutions – Division of Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement and approval of listing of such BFC Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite TB Shareholder Approval, and except as set forth on Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of TB or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TB or any of its Subsidiaries, or any of their respective properties or assets, (3) contravene, conflict with or result in the violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any, or which would result in the creation of any material Lien upon, or with respect to any of the assets owned or used by TB or its Subsidiaries under, any Material Contract, except (in the case of this clause (3)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TB or any of its Subsidiaries, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on TB or result in a material financial penalty.

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(b)            As of the date hereof, TB has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07        Financial Statements; Internal Controls.

(a)             TB has previously delivered or made available to BFC copies of TB’s (i) compiled consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2018, 2017 and 2016, accompanied by the reports of Wipfli LLP, independent registered accountants (collectively, the “Compiled Annual Financial Statements”) and (ii) compiled interim consolidated financial statements (including the related notes and schedules thereto) for the six months ended June 30, 2019 (the “Compiled Interim Financial Statements” and collectively with the Compiled Annual Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations of TB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all materially in accordance with GAAP, consistently applied, subject, in the case of the Compiled Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to TB) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Compiled Annual Financial Statements). No financial statements of any entity or enterprise other than TB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of TB. Since December 31, 2018, neither TB nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2018. True, correct and complete copies of the Financial Statements are set forth on Schedule 3.07(a).

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(b)             Except as set forth on Schedule 3.07(b), the records, systems, controls, data and information of TB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TB or its Subsidiaries or accountants (including all means of access thereto and therefrom). TB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(c)             Neither TB nor any of its Subsidiaries nor, to TB’s Knowledge, any director, officer, employee, auditor, accountant or representative of TB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of TB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08        Regulatory Reports.

Since January 1, 2016, TB and its Subsidiaries have timely filed with the SEC, FRB, the FDIC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified TB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of TB, threatened an investigation into the business or operations of TB or any of its Subsidiaries since January 1, 2016. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of TB or any of its Subsidiaries.

Section 3.09        Absence of Certain Changes or Events.

Except as set forth on Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2018, (a) TB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to TB or any of its Subsidiaries, and (c) neither TB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in this Agreement (including, specifically, any of the negative covenants set forth in Section 5.01).

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Section 3.10        Legal Proceedings.

(a)             There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of TB, threatened against TB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which TB or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)             There is no material injunction, order, judgment or decree or regulatory restriction imposed upon TB or any of its Subsidiaries, or the assets of TB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or Affiliates), and neither TB nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of TB or any of TB’s Subsidiaries.

Section 3.11        Compliance with Laws.

(a)             TB and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither TB nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)             TB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened.

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(c)             Neither TB nor any of its Subsidiaries has received, since January 1, 2016, written or, to TB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization applicable to TB, and of its Subsidiaries or the operation of their businesses.

Section 3.12        Material Contracts; Defaults.

(a)             Other than the TB Benefit Plans, neither TB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

(i)              which would entitle any present or former director, officer, employee, consultant or agent of TB or any of its Subsidiaries to indemnification from TB or any of its Subsidiaries;

(ii)             which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of TB or its respective Subsidiaries;

(iii)            related to the borrowing by TB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business;

(iv)            which provides for payments to be made by TB or any of its Subsidiaries upon a change in control thereof;

(v)             relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(vi)            relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(vii)           which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate;

(viii)          which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business;

(ix)             which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum;

(x)              which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by TB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of TB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or

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(xi)            pursuant to which TB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed on Schedule 3.12(a), and is referred to herein as a “Material Contract.” TB has previously made available to BFC true, complete and correct copies of each such Material Contract, including any and all amendments and modifications thereto.

(b)             Each Material Contract is valid and binding on TB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that TB hereby represents and warrants that, to its Knowledge, each Material Contract is duly executed by all such parties), subject to any Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to TB or any of its Subsidiaries; and neither TB nor any of its Subsidiaries is in default under any Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. Except as set forth on Schedule 3.12(b), no power of attorney or similar authorization given directly or indirectly by TB or any of its Subsidiaries is currently outstanding.

(c)             Schedule 3.12(c) sets forth a true and complete list of all Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by TB (or any of its Subsidiaries, if applicable) of its obligations under this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13        Agreements with Regulatory Agencies.

Neither TB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “TB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of TB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has TB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any TB Regulatory Agreement. To TB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to TB or any of its Subsidiaries.

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Section 3.14        Brokers; Fairness Opinion.

Neither TB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that TB has engaged, and will pay a fee or commission to Vining Sparks IBG, LP (“TB Financial Advisor”), in accordance with the terms of a letter agreement between TB Financial Advisor and TB, a true, complete and correct copy of which has been previously delivered by TB to BFC. TB has received the opinion of the TB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to BFC) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Stock Consideration is fair, from a financial point of view, to the holders of shares of TB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15        Employee Benefit Plans.

(a)             Schedule 3.15(a) sets forth a true and complete list of each TB Benefit Plan. For purposes of this Agreement, “TB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of TB, any of its Subsidiaries or any of TB’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with TB, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “TB Employees”), (ii) covering current or former directors of TB, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which TB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b)             Except as set forth on Schedule 3.15(b), with respect to each TB Benefit Plan, TB has provided to BFC true and complete copies of such TB Benefit Plan, any trust instruments and insurance contracts or other funding arrangements forming a part of such TB Benefit Plan and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency with respect thereto. In addition, with respect to the TB Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to BFC.

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(c)             All TB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each TB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“TB 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and to TB’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such TB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the TB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All TB Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to TB’s Knowledge, threatened litigation or regulatory action relating to the TB Benefit Plans. Neither TB nor any of its Subsidiaries has engaged in a transaction with respect to any TB Benefit Plan that could subject TB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No TB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to TB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any TB Benefit Plan. There are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any TB Benefit Plan.

(d)            Neither TB nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of TB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither TB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither TB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Code Section 413(c). No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any TB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e)             All contributions required to be made with respect to all TB Benefit Plans have been timely made.

(f)              Except as set forth on Schedule 3.15(f), no TB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any TB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.

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(g)            All TB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. TB may amend or terminate any such TB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h)             Except as otherwise provided for in this Agreement or as set forth on Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former TB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former TB Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the TB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the TB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of TB or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the TB Benefit Plans.

(i)              Except as set forth on Schedule 3.15(i), (i) each TB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a TB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither TB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a TB Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth on Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j)              No TB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither TB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

(k)             No TB Benefit Plan or TB Benefit Plan fiduciary has engaged in any transaction involving TB Common Stock with respect to which a selling shareholder has made an election under Code Section 1042 and TB has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.

(l)              TB has made available to BFC copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

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(m)             Schedule 3.15(m) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of TB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any TB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(n)               TB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for TB or any of its Subsidiaries for purposes of each TB Benefit Plan, ERISA and the Code.

Section 3.16        Labor Matters.

Neither TB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to TB’s Knowledge threatened, asserting that TB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel TB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against TB or any of its Subsidiaries pending or, to TB’s Knowledge, threatened, nor to TB’s Knowledge is there any activity involving TB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, TB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for TB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To TB’s Knowledge, no officer of TB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

Section 3.17        Environmental Matters.

(a) To TB’s Knowledge, TB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of TB, threatened against TB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by TB or any of its Subsidiaries or any predecessor (including OREO or in a fiduciary or agency capacity), (c) neither TB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of TB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by TB or any of its Subsidiaries or any predecessor (including OREO or in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in (i) liability to TB or any of its Subsidiaries or (ii) reduce the value of any of TB’s or any of its Subsidiaries’ real property or OREO relating to or arising under any Environmental Laws, and (e) to the Knowledge of TB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by TB or any of its Subsidiaries or any predecessor (including OREO or in a fiduciary or agency capacity).

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Section 3.18        Tax Matters.

(a)               Each of TB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws in all material respects. All material Taxes due and owing by TB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither TB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither TB nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where TB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of TB or any of its Subsidiaries.

(b)               TB and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all material Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(c)               No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of TB or any of its Subsidiaries. Neither TB nor any of its Subsidiaries has received in writing from any foreign, federal, state or local Taxing Authority (including jurisdictions where TB or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other Litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against TB or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against TB or any of its Subsidiaries, and neither TB nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

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(d)               TB has delivered or made available to BFC true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to TB or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by TB, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2015.

(e)               Neither TB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither TB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among TB and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further material payments being required to be made). Neither TB nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TB), or (ii) has any liability for the Taxes of any Person (other than TB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(f)                The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by TB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2018, neither TB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(g)               Neither TB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the Ordinary Course of Business.

(h)               Since January 1, 2016, neither TB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(i)                 Neither TB nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.

(j)                 Neither TB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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(k)               Neither TB nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19        Investment Securities.

Schedule 3.19 sets forth as of September 30, 2019, the TB Investment Securities, as well as any purchases or sales of TB Investment Securities between December 31, 2018 and September 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any TB Investment Securities sold during such time period between December 31, 2018 and September 30, 2019. Neither TB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Timberwood Bank.

Section 3.20        Derivative Transactions.

(a)               All Derivative Transactions entered into by TB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by TB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. TB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)               Each Derivative Transaction is listed on Schedule 3.20(b), and the financial position of TB or its Subsidiaries under or with respect to each has been reflected in the books and records of TB or its Subsidiaries in accordance with GAAP, and no material open exposure of TB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth on Schedule 3.20(b).

(c)               No Derivative Transaction, were it to be a Loan held by TB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

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Section 3.21        Loans; Nonperforming and Classified Assets.

(a)               Schedule 3.21(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TB or any of its Subsidiaries is a creditor which, as of September 30, 2019, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of TB or any of its Subsidiaries, or to the Knowledge of TB, any affiliate of any of the foregoing. Set forth on Schedule 3.21(a) is a true, correct and complete list of (A) all of the Loans of TB and its Subsidiaries that, as of September 30, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Timberwood Bank, TB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Timberwood Bank as a Troubled Debt Restructuring as defined by GAAP.

(b)               Schedule 3.21(b) identifies each asset of TB or any of its Subsidiaries that as of September 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of September 30, 2019 and any sales of OREO between December 31, 2018 and September 30, 2019, reflecting any gain or loss with respect to any OREO sold.

(c)               Each Loan held in TB’s or any of its Subsidiaries’ loan portfolio (each a “TB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of TB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to any Enforceability Exception.

(d)               All currently outstanding TB Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding TB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the TB Loans that are not reflected in the written records of TB or its Subsidiary, as applicable. All such TB Loans are owned by TB or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any TB Loan have been asserted in writing against TB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and TB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by TB from third parties that are described on Schedule 3.21(d), no TB Loans are presently serviced by third parties and there is no obligation which could result in any TB Loan becoming subject to any third party servicing.

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(e)               Except as set forth on Schedule 3.21(e), neither TB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates TB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of TB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by TB or any of its Subsidiaries, and none of the agreements pursuant to which TB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)                Neither TB nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.22        Allowance for Loan and Lease Losses.

(a)               Timberwood Bank’s allowance for loan and lease losses reflected in the Financial Statements (including footnotes thereto) was determined on the basis of Timberwood Bank’s continuing review and evaluation of the portfolio of TB Loans under the requirements of GAAP and all Laws, was established in a manner consistent with Timberwood Bank’s internal policies, and, in the reasonable judgment of Timberwood Bank, was adequate in all material respects under the requirements of GAAP and all Laws to provide for possible or specific losses, net of recoveries relating to TB Loans previously charged-off, on outstanding TB Loans.

(b)               To the Knowledge of TB: (i) none of the TB Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Timberwood Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.23        Trust Business; Administration of Fiduciary Accounts.

Except as set forth on Schedule 3.23, Neither TB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.24        Investment Management and Related Activities.

Except as set forth on Schedule 3.24, none of TB, any TB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

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Section 3.25        Repurchase Agreements.

With respect to all agreements pursuant to which TB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, TB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.26        Deposit Insurance.

The deposits of Timberwood Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Timberwood Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to TB’s Knowledge, threatened.

Section 3.27        Community Reinvestment Act, Anti-money Laundering and Customer Information Security.

Neither TB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and neither TB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause TB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of TB and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.28        Transactions with Affiliates.

Except as set forth on Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by TB or any of its Subsidiaries to, and neither TB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of TB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with TB or any of its Subsidiaries and other than deposits held by Timberwood Bank in the Ordinary Course of Business, or (b) any other Affiliate of TB or any of its Subsidiaries. Except as set forth on Schedule 3.28, neither TB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Timberwood Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.29        Tangible Properties and Assets.

(a)           Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned by TB and each of its Subsidiaries (including OREO). Except as set forth on Schedule 3.29(a), TB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property (including OREO), personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to TB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that TB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth on Schedule 3.29(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC.

(b)           Schedule 3.29(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which TB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither TB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To TB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by TB or any of its Subsidiaries of, or default by TB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To TB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. TB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed on Schedule 3.29(b), have been furnished or made available to BFC.

(c)           All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of TB and its Subsidiaries.

Section 3.30        Intellectual Property.

Schedule 3.30 sets forth a true, complete and correct list of all TB Intellectual Property. TB or its Subsidiaries owns or has a valid license to use all TB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The TB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of TB and its Subsidiaries as currently conducted. The TB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither TB nor any of its Subsidiaries has received notice challenging the validity or enforceability of TB Intellectual Property. None of TB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by TB of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which TB or any of its Subsidiaries is a party and pursuant to which TB or any of its Subsidiaries is authorized to use any third party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither TB nor any of its Subsidiaries has received notice challenging TB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of TB or any of its Subsidiaries to own or use any of TB Intellectual Property.

Section 3.31        Insurance.

(a)           Schedule 3.31(a) identifies all of the insurance policies, binders or bonds currently maintained by TB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. TB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of TB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither TB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither TB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.

(b)           Schedule 3.31(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by TB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Compiled Interim Financial Statements in accordance with GAAP. All BOLI is owned solely by TB or Timberwood Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under TB’s BOLI. Neither TB nor any of TB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.32        Antitakeover Provisions.

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.33        TB Information.

The information relating to TB and its Subsidiaries that is provided by or on behalf of TB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to TB’s shareholders and as of the date of the TB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any TB Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to TB and TB’s Subsidiaries and other portions thereof within the reasonable control of TB and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.34        Transaction Costs.

Schedule 3.34 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of TB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.35        Approval Delays.

To the Knowledge of TB, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed. Timberwood Bank’s most recent rating under the CRA was “satisfactory” or better.

Article IV

REPRESENTATIONS AND WARRANTIES OF BFC

Except as set forth in the disclosure schedules delivered by BFC to TB prior to or concurrently with the execution of this Agreement with respect to each such section below (the “BFC Disclosure Schedules”); provided that (a)  the mere inclusion of a disclosure on the BFC Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by BFC that such disclosure represents a material exception or fact, event or circumstance or that such disclosure is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) any other section of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other section(s), BFC hereby represents and warrants to TB as follows:

Section 4.01        Organization and Standing.

(a)            Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC. BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Section 4.02        Capital Stock.

The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, there are 7,084,728 shares of BFC Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03        Corporate Power.

(a)            BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.

(b)           BFC has made available to TB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04        Corporate Authority.

This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by TB, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to any Enforceability Exception.

Section 4.05        SEC Documents; Financial Statements.

(a)            BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since October 23, 2018 (the “BFC Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BFC Reports.

(b)           The consolidated financial statements of BFC included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)           BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2016, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.06        Regulatory Reports.

Since January 1, 2016, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified BFC or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of BFC, threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2016. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of BFC or any of its Subsidiaries.

Section 4.07        Regulatory Approvals; No Defaults.

No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, OCC, the Wisconsin Department of Financial Institutions – Division of Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement and approval of listing of such BFC Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of BFC or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, (3) contravene, conflict with or result in the violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material Lien upon, or with respect to any of the assets owned or used by BFC or its Subsidiaries under, any material contract, except (in the case of clause (3)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BFC or any of its Subsidiaries, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on BFC or result in a material financial penalty. As of the date hereof, BFC has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

Section 4.08        BFC Information.

The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to TB shareholders and as of the date of the TB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.09        Absence of Certain Changes or Events.

Except as reflected or disclosed in BFC’s Registration Statement on Form 10 filed on October 23, 2018, or in BFC Reports since October 23, 2018, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.

Section 4.10        Compliance with Laws.

(a)            BFC and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)            BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)           Neither BFC nor any of its Subsidiaries has received, since January 1, 2016, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.

Section 4.11        Deposit Insurance.

The deposits of Bank First are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened.

Section 4.12        Agreements with Regulatory Agencies.

Neither BFC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “BFC Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of BFC’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has BFC or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any BFC Regulatory Agreement. To BFC’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to BFC or any of its Subsidiaries.

Section 4.13        Brokers.

Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P.

Section 4.14        Legal Proceedings.

(a)            Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).

Section 4.15        Tax Matters.

(a)           Each of BFC and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2016, neither BFC nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where BFC or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.

(b)           Since January 1, 2016, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(c)           Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16        Approval Delays.

To the Knowledge of BFC, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed. Bank First’s most recent rating under the CRA was “satisfactory” or better.

Section 4.17        No Financing.

BFC has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Article V

COVENANTS

Section 5.01        Covenants of TB.

During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the TB Disclosure Schedules), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), TB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, TB will use commercially reasonable efforts to (i) preserve its business organizations and assets, (ii) keep available to itself and BFC the present services of the current officers and employees of TB and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth on Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed, and BFC shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of TB and Timberwood Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of TB and its Subsidiaries), TB shall not and shall not permit its Subsidiaries to:

(a)           Stock. (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the TB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, or any Rights issued and outstanding prior to the Effective Time.

(b)           Dividends; Other Distributions. Other than, for the first three quarters of each fiscal year (payable on the last day of the calendar quarter), TB’s quarterly dividend of $1.00 per share and, for the fourth quarter of each fiscal year (payable in January of the following fiscal year), TB’s dividend of $5.00 per share paid in the Ordinary Course of Business, make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to TB.

(c)            Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of TB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i)  annual increases in compensation and year-end bonuses disclosed on Schedule 5.01, (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.15 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on Schedule 3.15(m), or (iv) as otherwise set forth on Schedule 5.01.

(d)           Hiring. Hire any person as an employee or officer of TB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $70,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e)            Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.01, (iii) as previously disclosed to BFC and set forth on Schedule 5.01, or (iv) as may be required pursuant to the terms of this Agreement) any TB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of TB or any of its Subsidiaries.

(f)            Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Schedule 5.01, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g)           Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to TB or any of its Subsidiaries.

(h)            Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.

(i)            Capital Expenditures. Except as set forth on Schedule 5.01, make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from TB.

(j)             Governing Documents. Amend TB’s articles of incorporation or bylaws or any equivalent documents of TB’s Subsidiaries.

(k)           Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l)             Contracts. Except as set forth on Schedule 5.01, enter into, amend, modify, terminate, extend, or waive any material provision of, any Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to TB or any of its Subsidiaries, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.

(m)           Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which TB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by TB or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of TB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)          Banking Operations. (i) Enter into any new line of business, introduce any material new products or services, any material marketing campaigns or any new sales compensation or incentive programs or arrangements; (ii) change, in any material respect, its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; or (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o)            Derivative Transactions. Enter into any Derivative Transaction.

(p)           Indebtedness. Incur any indebtedness for borrowed money (including, without limitation, drawings and borrowings from the existing line of credit with Royal Bank) other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business); or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q)           Investment Securities. Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, except for such acquisitions, sales or other dispositions in the Ordinary Course of Business, or (ii) change the classification method for any of the TB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r)            Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing. TB shall notify the Chief Executive Officer of Bank First at least two (2) Business Days in advance of accepting or renewing any certificate of deposit exceeding $100,000 when the depositor is not a resident of, or located in, Monroe County, Wisconsin.

(s)           Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Schedule 5.01, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by TB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $75,000, in the aggregate, (B) loan secured by other than a first lien in excess of $350,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $500,000, (E) secured loan over $1,500,000, (F) any loan that is not made in conformity with TB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of TB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,500,000, (ii) sell any loan or loan pools in excess of $750,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where TB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Executive Officer or Chief Credit Officer of Bank First, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual.

(t)            Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by TB or its Subsidiaries.

(u)           Taxes. Except as required by applicable Law, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $75,000 or more in Taxes or $150,000 or more of taxable income.

(v)           Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by TB or any of its Subsidiaries under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which TB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w)           Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first consulting with Bank First about whether to conduct a prior ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x)            Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair TB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(y)           Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z)            Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.

(aa)         Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb)         Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02        Covenants of BFC.

(a)            Affirmative Covenants. From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)           Negative Covenants. From the date hereof until the Effective Time, BFC shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of TB during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:

(i)              Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code;

(ii)             Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or

(iii)            Agree or commit to do any of the foregoing.

Section 5.03        Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04        Title to Real Estate.

(a)            As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, TB shall obtain and deliver to BFC, with respect to all interests in real property owned by TB and its Subsidiaries, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company selected by BFC, showing fee simple title in TB or its Subsidiaries in such real property with coverage over all standard exceptions and subject to no Liens. The cost of obtaining any preliminary report of title discussed in this Section 5.04(a) shall be borne by TB.

(b)            At the Closing, TB shall obtain at its own expense and deliver to BFC, with respect to all interests in real property owned by TB or any of its Subsidiaries, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to TB at no expense to TB, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned by TB and its Subsidiaries, issued by a title insurance company selected by BFC, containing any endorsements reasonably required by BFC, insuring the fee simple estate of TB or any of its Subsidiaries in such properties in the amount not less than the greater of (i) the appraised value of the property and (ii) the value at which TB currently carries the property on its books.

Section 5.05        Surveys.

BFC may, in its discretion, within forty-five (45) days after the date hereof, require TB to provide, at TB’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by TB or its Subsidiaries, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 5.06        Environmental Investigation.

(a)           BFC may, in its discretion, request in writing which request, if any, shall be made no later than ten (10) days after the date hereof, (“Phase I Request”) that TB order, at BFC’s expense, a Phase I environmental site assessment (with such site assessment to include ASTM non-scope visual inspections for asbestos and mold, and a review of radon maps) to be delivered only to BFC for each parcel of real property (including OREO) specified in the Phase I Request in which TB or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to BFC to determine if any real property (including OREO) in which TB or any of its Subsidiaries holds any interest contains or gives evidence of any Recognized Environmental Condition (as defined in ASTM Standard E1527-13) (“RECs”) or Business Environmental Risks (as defined in ASTM-05 Subsection 3.2.11) (“BERs”). Such Phase I Reports shall be delivered to BFC within forty-five (45) days of the Phase I Request. If (1) any Phase I Report identifies any RECs or BERs, (2) such report recommends further subsurface investigation, and (3) BFC requests in writing within five (5) days of receipt of such Phase I Report that TB obtain a Phase II environmental report (a “Phase II Report,” and collectively referred to with the associated Phase I Report, as an “Environmental Report”) and provides a copy of the Phase I Report to TB, TB shall obtain the Phase II Report at BFC’s expense. If TB does not obtain the Phase II Report, BFC may terminate the Agreement. If TB obtains a Phase II Report, such report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address the RECs or BERs in accordance with applicable Legal Requirements. BFC shall have no duty to act upon any information produced by an Environmental Report for the benefit of TB or any other Person, but shall provide such information to TB upon TB’s request.

(b)           Upon receipt of the estimate of the costs of any follow-up work that may be required pursuant to the findings of an Environmental Report and required by Environmental Law, BFC and TB shall attempt to agree upon a course of action for addressing any RECs or BERs. The estimated total cost for completing all work plans or removal or remediation actions required by Environmental Law is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which TB or any of its Subsidiaries holds an interest exceeds $500,000, BFC may, at its sole option, terminate this Agreement. If the aggregate Remediation Cost for the total parcels of property in which TB or any of its Subsidiaries holds an interest is less than $500,000, BFC may not terminate this Agreement, and TB will pay or accrue all of the Remediation Costs before the Effective Time. Any accrual of the Remediation Cost shall be accrued, on an after-tax basis, by TB prior to Closing.

Section 5.07        TB Shareholder Approval.

(a)           Following the execution of this Agreement, TB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of TB, all action necessary to convene a special meeting of its shareholders as promptly as practicable following the effectiveness of the Registration Statement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by TB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “TB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. TB shall use its commercially reasonable efforts to obtain the Requisite TB Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the TB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by TB in connection with the TB Meeting are solicited in compliance in all material respects with the WBCL, the articles of incorporation and bylaws of TB, and all other applicable legal requirements. Except with the prior approval of BFC, no other matters shall be submitted for the approval of TB shareholders at the TB Meeting.

(b)           Except to the extent provided otherwise in Section 5.13, the board of directors of TB shall at all times prior to and during the TB Meeting recommend approval of this Agreement by the shareholders of TB and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by TB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “TB Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the TB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite TB Shareholder Approval, TB will not adjourn or postpone the TB Meeting unless TB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of TB. TB shall keep BFC updated with respect to the proxy solicitation results in connection with the TB Meeting as reasonably requested by BFC.

Section 5.08        Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a)           BFC and TB agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the issuance of BFC Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). TB shall use its commercially reasonable efforts to deliver to BFC such financial statements and related analysis of TB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of TB, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and TB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. TB agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from TB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, TB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)           BFC will advise TB, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide TB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide TB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with TB to mail such amendment or supplement to TB shareholders (if required under applicable Law).

(c)            BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.09        Regulatory Filings.

(a)           BFC and TB and their respective Subsidiaries will cooperate and use commercially reasonable efforts to as promptly as possible, but in no event later than forty-five (45) days following the date hereof, prepare and file all Regulatory Approvals. Each of BFC and TB will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Regulatory Approvals. In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or TB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the Regulatory Approvals that would reasonably be likely to have a Material Adverse Effect on BFC, TB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”).

(b)           BFC and TB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or TB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and TB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.10        Third Party Consents.

TB will use its commercially reasonable efforts, and BFC shall reasonably cooperate with TB at TB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Schedule 3.06(a). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). TB will consult with BFC and its representatives as often as practicable under the circumstances so as to permit TB and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.11        Publicity.

BFC and TB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.12        Access; Current Information.

(a)             For the purposes of verifying the representations and warranties of TB and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, TB agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to TB’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and TB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and TB’s privacy policy and, during such period, TB shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of TB and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement.

(b)             For the purposes of verifying the representations and warranties of BFC and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to TB such information as TB may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to TB in connection with its diligence review prior to the date of this Agreement.

(c)             As promptly as reasonably practicable after they become available, TB will furnish to BFC copies of the board packages distributed to the board of directors of TB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plans and previous periods, and copies of any reports provided to the board of directors of TB or any committee thereof relating to the financial performance and risk management of TB.

(d)             During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of such other Party and its Subsidiaries. Without limiting the foregoing, TB agrees to provide to BFC (i) a copy of each report filed by TB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of TB’s monthly loan trial balance, and (iii) a copy of TB’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of TB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. TB further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to Schedule 3.19, Schedule 3.21(a), and Schedule 3.21(b) that would be required if the references to September 30, 2019 in each corresponding representation and warranty of TB were changed to the date of the most recently ended calendar month.

(e)             No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and TB to consummate the transactions contemplated hereby.

(f)              Notwithstanding anything to the contrary in this Section 5.12, TB shall not be required to copy BFC on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that TB’s board of directors has been advised by counsel that such distribution to BFC may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of TB’s attorney-client privilege. In the event any of the restrictions in this Section 5.12(f) shall apply, TB shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.13        No Solicitation by TB; Superior Proposals.

(a)             Except as permitted by Section 5.13(b), TB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of TB or any of TB’s Subsidiaries (collectively, the “TB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to TB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the TB Representatives, whether or not such TB Representative is so authorized and whether or not such TB Representative is purporting to act on behalf of TB or otherwise, shall be deemed to be a breach of this Agreement by TB. TB and its Subsidiaries shall, and shall cause each of the TB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b)             Notwithstanding Section 5.13(a) or any other provision of this Agreement, prior to the date of the TB Meeting, TB may take any of the actions described in Section 5.13(a) if, but only if, (i) TB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.13(a); (ii) the board of directors of TB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to TB’s shareholders under applicable Law; (iii) TB has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, TB receives from such Person a confidentiality agreement with terms no less favorable to TB than those contained in the confidentiality agreement with BFC. TB shall promptly provide to BFC any non-public information regarding TB or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.

(c)             TB shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TB or the TB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). TB agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)             Neither the board of directors of TB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this Agreement (including the Merger), the TB Recommendation, fail to reaffirm the TB Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the TB Meeting or otherwise, inconsistent with the TB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TB Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause TB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.13(b)) or (B) requiring TB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)             Notwithstanding Section 5.13(d), prior to the date of the TB Meeting, the board of directors of TB may withdraw, qualify, amend or modify the TB Recommendation (a “TB Subsequent Determination”), or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from TB advising BFC that the board of directors of TB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.13(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of TB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to TB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), TB and the board of directors of TB shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable TB to proceed with the TB Recommendation without a TB Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of TB has again in good faith made the determination (A) in clause (i) of this Section 5.13(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, TB shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.13(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)              Nothing contained in this Section 5.13 shall prohibit TB or the board of directors of TB from complying with TB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the TB Recommendation unless the board of directors of TB reaffirms the TB Recommendation in such disclosure.

Section 5.14        Indemnification.

(a)             For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.14(b), BFC shall indemnify and hold harmless the present and former directors and officers of TB and its Subsidiaries (each an “Indemnified Parties”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for TB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of TB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law.

(b)             Any Indemnified Party wishing to claim indemnification under this Section 5.14 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.14, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)             For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of TB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by TB; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.14, BFC will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.14(c)); and provided, further, that officers and directors of TB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by TB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)             This Section 5.14 shall survive the Effective Time, is intended to benefit each TB Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.

(e)             If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.14.

Section 5.15        Employees; Benefit Plans.

(a)             Following the Effective Time, for a period from the Closing Date until the earlier of (i) six months or (ii) as long as an employee of TB is a Covered Employee (as defined below), BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of TB on the Closing Date and who become employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with TB for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.

(b)             With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the TB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)             Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Timberwood Bank up to 100 hours per year (“Carryover PTO”), provided that Bank First may allocate the Carryover PTO between vacation leave and sick leave in its discretion.

(d)             TB shall cause Timberwood Bank to take all necessary actions to terminate the Timberwood Bank Savings and Retirement Plan (“KSOP”), effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. TB shall provide BFC with evidence that the Timberwood Bank KSOP has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld) not later than three days prior to the Effective Time. The accounts of all participants and beneficiaries in the Timberwood Bank KSOP shall become fully vested upon termination of such plan.

(e)             Prior to the Effective Time, TB shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more TB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any TB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any TB Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any TB Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.15(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(f)              Any employee of TB or Timberwood Bank that becomes an employee of Bank First at the Effective Time who is terminated within six months following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on Schedule 5.15(f).

(g)             Prior to the Effective Time, TB shall take, and shall cause its Subsidiaries to take, all actions that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, terminate and liquidate each TB Benefit Plan set forth on Schedule 5.15(g), effective as of the Effective Time, in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B).

(h)             Nothing in this Section 5.15 shall be construed to limit the right of TB (including, following the Closing Date, BFC) to amend or terminate any TB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.15 be construed to require TB (including, following the Closing Date, BFC) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(i)              For purposes of this Section 5.15, (i) “employees of TB” shall include employees of TB or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to TB shall include each of the Subsidiaries of TB (iv) all references to BFC shall include each of the Subsidiaries of BFC.

Section 5.16        Notification of Certain Changes.

BFC and TB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and TB shall provide on a periodic basis written notice to BFC of any matters that TB becomes aware of that should be disclosed on a supplement or amendment to the TB Disclosure Schedules.

Section 5.17        Transition; Informational Systems Conversion.

From and after the date hereof, BFC and TB will use their commercially reasonable efforts to facilitate the integration of TB with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of TB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third party service provider arrangements of TB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by TB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. BFC shall promptly reimburse TB on request for any reasonable and documented out-of-pocket fees, expenses or charges that TB may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.18        No Control of Other Party’s Business.

Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of TB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give TB, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of TB and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.19        Certain Litigation.

Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of such Party related to this Agreement or the Merger and the other transactions contemplated by this Agreement. TB shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that TB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BFC (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by TB is reasonably expected by TB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by TB) under TB’s existing director and officer insurance policies, including any tail policy.

Section 5.20        Director Resignations.

TB will cause to be delivered to BFC resignations of all the directors of TB and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.21        Non-Competition and Non-Disclosure Agreements.

Concurrently with the execution and delivery of this Agreement and effective upon Closing, TB has caused each non-officer director of TB and Timberwood Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.22        Director Appointment.

Prior to the Effective Time, BFC shall take all appropriate action (including providing for an exception to the age limitation contained in the BFC articles of incorporation) so that as of the Effective Time the number of directors constituting the BFC Board and the Bank First Board shall be increased by one and Robert W. Holmes shall be appointed as director of each entity, provided that Mr. Holmes meets BFC’s and Bank First’s standards for directors and qualifies as an “independent director” pursuant to NASDAQ Rule 5605. Provided that Mr. Holmes continues to (i) meet the standards for directors of BFC and Bank First and (ii) qualify as an “independent director” pursuant to NASDAQ Rule 5605 at the next annual shareholder meeting of each entity immediately following the Effective Time, he will be nominated for reelection to the board of directors of BFC and Bank First at the next annual shareholder meeting of each entity immediately following the Effective Time to serve one (1) three-year term, and BFC’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors of BFC that its shareholders vote to elect him to the same extent as recommendations are made with respect to other directors on the BFC board that are up for reelection at such annual meeting.

Section 5.23        Supplemental Indenture.

At or before the Effective Time, BFC will execute and deliver, or cause to be executed and delivered, a supplemental indenture and other instruments required for the due assumption by BFC or its designated affiliate of TB’s outstanding debt, guarantees, securities, and (to the extent necessary) other agreements relating to TB’s trust preferred securities, to the extent required by the terms of such debt, guarantees, securities or other agreements.

Section 5.24        Coordination.

(a)             Prior to the Effective Time, subject to applicable Laws, TB and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of TB and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of TB and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of TB and its Subsidiaries, and TB shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of TB or any of its Subsidiaries prior to the Effective Time. TB shall permit representatives of Bank First to be onsite at TB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Timberwood Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include Timberwood Bank’s regular employee payroll).

(b)             Prior to the Effective Time, subject to applicable Laws, TB and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.

(c)             From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to TB’s or Timberwood Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers) and TB shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of TB and its Subsidiaries for the purpose of facilitating the integration of TB and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, TB shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of TB and its Subsidiaries for the purpose of facilitating the integration of TB and its business into that of BFC. Any interaction between BFC and TB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by TB. TB shall have the right to participate in any discussions between BFC and TB’s customers and suppliers.

(d)             BFC and TB agree to take all action necessary and appropriate to cause Timberwood Bank to merge with Bank First in accordance with applicable Laws and the terms of the Bank Plan of Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.25        Transactional Expenses.

TB has provided, on Schedule 3.34 a reasonable good faith estimate of costs and fees that TB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by TB as a result of any litigation which may arise in connection with this Agreement (collectively, “TB Expenses”). TB shall use its commercially reasonable efforts to cause the aggregate amount of all TB Expenses to not exceed the total expenses disclosed on Schedule 3.34. TB shall promptly notify BFC if or when it determines that it expects to exceed its total budget for TB Expenses. Notwithstanding anything to the contrary in this Section 5.25, TB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth on Schedule 3.34.

Section 5.26        Confidentiality.

Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and TB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Confidentiality and Non-Disclosure Agreement, dated as of August 22, 2019 between BFC and TB.

Section 5.27        Tax Matters.

(a)             The Parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and TB shall use their respective commercially reasonable efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)             As of the date hereof, TB has no Knowledge of any reason: (i) why it would not be able to deliver to counsel to TB and counsel to BFC, at the date of the legal opinions referred to in Section 6.01(e), certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to BFC and counsel to TB to deliver the legal opinions contemplated by Section 6.01(e); or (ii) why counsel to TB would not be able to deliver the opinion required by Section 6.01(e). TB hereby agrees that it shall deliver such certificates effective as of the date of such opinions required by Section 6.01(e) to counsel to TB and counsel to BFC.

(c)             As of the date hereof, BFC has no Knowledge of any reason: (i) why it would not be able to deliver to counsel to BFC and counsel to TB, at the date of the legal opinions referred to in Section 6.01(e), certificates substantially in compliance with the IRS Guidelines, to enable counsel to TB and counsel to BFC to deliver the legal opinions contemplated by Section 6.01(e); or (ii) why counsel to BFC would not be able to deliver the opinion required by Section 6.01(e). BFC hereby agrees that it shall deliver such certificates effective as of the date of such opinions required by Section 6.01(e) to counsel to BFC and counsel to TB.

(d)             BFC shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for TB and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date.

(e)             On or before the Effective Time TB shall take all steps necessary to ensure that, in the event that the amounts owed to any TB Employee pursuant to a TB Benefit Plan (either individually or in conjunction with a payment or benefit under any other plan, agreement, or arrangement that is aggregated for purposes Section 280G of the Code) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the tax imposed by Section 4999 of the Code (each, a “Transaction Payment”), the amounts of any such Transaction Payment are reduced such that the value of the total Transaction Payments that each TB Employee is entitled to receive shall not exceed $1.00 less than the maximum amount which such TB Employee may receive without (i) becoming subject to the excise tax under Section 4999 of the Code, or (ii) resulting in a disallowance of a deduction for the payment of such amount under Section 280G of the Code.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01        Conditions to Obligations of the Parties to Effect the Merger.

The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)             Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite TB Shareholder Approval at the TB Meeting.

(b)             Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)             No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)             Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)             Tax Opinions Relating to the Merger. BFC and TB, respectively, shall have received opinions from Barack Ferrazzano Kirschbaum & Nagelberg LLP and Godfrey & Kahn S.C., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and TB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions: (i) the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; (ii) BFC and TB will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Holders except with respect to any cash received for fractional shares or in settlement of Dissenting Shares. In rendering their opinions, Barack Ferrazzano Kirschbaum & Nagelberg LLP and Godfrey & Kahn S.C. will be entitled to receive and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and TB, in form and substance reasonably acceptable to such counsel.

Section 6.02        Conditions to Obligations of TB.

The obligations of TB to consummate the Merger also are subject to the fulfillment or written waiver by TB prior to the Closing Date of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of BFC (i) set forth in Section 4.03(a) and Section 4.04 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01 and Section 4.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. TB shall have received a certificate, dated as of the Closing Date, signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.

(b)             Performance of Obligations of BFC. BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and TB shall have received a certificate, dated the Closing Date, signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to such effect.

(c)             No Material Adverse Effect. Since the date of this Agreement there shall have been no (i) change or event which resulted in BFC or Bank First being subject to a Material Adverse Effect or (ii) condition, event, fact, circumstance or other occurrence that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03        Conditions to Obligations of BFC.

The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of TB (i) set forth in Section 3.02(a), Section 3.04(a) and Section 3.05 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Section 3.01 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TB. BFC shall have received a certificate, dated as of the Closing Date, signed on behalf of TB by the Chief Executive Officer or the Chief Financial Officer of TB to the foregoing effect.

(b)             Performance of Obligations of TB. TB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of TB by the Chief Executive Officer or the Chief Financial Officer of TB, to such effect.

(c)             No Material Adverse Effect. Since the date of this Agreement there shall have been no (i) change or event which resulted in TB or any of its Subsidiaries being subject to a Material Adverse Effect or (ii) condition, event, fact, circumstance or other occurrence that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)             Plan of Bank Merger. Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.

(e)             Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of TB Common Stock.

(f)              Consents and Approvals. TB shall have received, in form and substance satisfactory to TB and BFC, all (i) consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which TB or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any Lien, claim or charge upon any of the assets of TB or any of its Subsidiaries, and (ii) consents, approvals, amendments or cancellation agreements necessary to terminate all outstanding TB Options in accordance with Section 2.02.

(g)             FIRPTA Certificate. BFC shall have received from TB, a certificate, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to BFC, stating that TB and each of its Subsidiaries are not and have not been a United States real property holding corporation.

Section 6.04        Frustration of Closing Conditions.

Neither BFC nor TB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

Article VII

TERMINATION

Section 7.01        Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned in accordance with the following:

(a)             Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of BFC and TB if the board of directors of BFC and the board of directors of TB each so determines by vote of a majority of the members of each respective board.

(b)             No Regulatory Approval. By BFC or TB, if either of their respective boards of directors so determines by a vote of a majority of the members of such Party’s entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)             No Shareholder Approval. By either BFC or TB (provided, in the case of TB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite TB Shareholder Approval at the TB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)             Breach of Representations and Warranties. By either BFC or TB if the other Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the Party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by the Party seeking to terminate this Agreement to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder.

(e)             Breach of Covenants. By either BFC or TB if the other Party shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the Party committing such breach or failing to perform; provided, that such breach or failure is not a result of the failure by the Party seeking to terminate this Agreement to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder.

(f)              Delay. By either BFC or TB if the Merger shall not have been consummated on or before August 31, 2020, provided, however, that such date will be automatically extended to November 30, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)             Failure to Recommend; Etc. In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.13, or (ii) the board of directors of TB (A) withdraws, qualifies, amends, modifies or withholds the TB Recommendation, or makes any statement, filing or release, in connection with the TB Meeting or otherwise, inconsistent with the TB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TB Recommendation), (B) materially breaches its obligation to call, give notice of and commence the TB Meeting under Section 5.07(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the TB Recommendation within three (3) Business Days of being requested to do so by BFC, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)             Acceptance of Superior Proposal. By TB in connection with entering into a definitive agreement to effect a Superior Proposal after making a TB Subsequent Determination in accordance with Section 5.13(e).

(i)              Environmental Remediation Costs. By BFC in accordance with Section 5.06(b).

(j)              BFC Common Stock Price Floor. By BFC in the event that the BFC Common Stock Price used for purposes of calculating the Per Share Stock Consideration pursuant to Section 2.01 is less than or equal to $38.85.

Section 7.02        Termination Fee.

(a)             In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, TB shall pay to BFC a termination fee equal to $1,300,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(g), TB shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of TB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to TB and (A) thereafter this Agreement is terminated (x) by either BFC or TB pursuant to Section 7.01(c) because the Requisite TB Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, TB enters into any agreement with another party for a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event TB terminates this Agreement pursuant to Section 7.01(h), TB shall pay BFC the Termination Fee within one (1) Business Day after TB’s notification of such termination.

(b)             In the event this Agreement is terminated by BFC pursuant to Section 7.01(j), BFC shall pay to TB a fee equal to $650,000.

(c)             TB and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if TB fails promptly to pay any amounts due under this Section 7.02, TB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.

(d)             Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if TB pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), TB (or any successor in interest of TB) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement.

(e)             Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if BFC pays or causes to be paid to TB the fee in accordance with Section 7.02(b), BFC (or any successor in interest of BFC) will not have any further obligations or liabilities to TB with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03        Effect of Termination.

Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

Article VIII

DEFINITIONS

Section 8.01        Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

“Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of TB or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of TB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of TB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than TB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Bank First” has the meaning set forth in Section 1.03.

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BERs” has the meaning set forth in Section 5.06(a).

“BFC” has the meaning set forth in the preamble to this Agreement.

“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.

“BFC Common Stock Price” has the meaning set forth in Section 2.01(e)(ii).

“BFC Disclosure Schedule” has the meaning set forth in Article IV.

“BFC Reports” has the meaning set forth in Section 4.05(a).

“BOLI” has the meaning set forth in Section 3.31(b).

“Book-Entry Shares” means any non-certificated share held by book entry in TB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of TB Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.09(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of TB Common Stock.

“Claim” has the meaning set forth in Section 5.14(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” has the meaning set forth in the Recitals.

“Controlled Group Members” means any of TB’s related organizations described in Code Sections 414(b), (c) or (m).

“Covered Employees” has the meaning set forth in Section 5.15(a).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“D&O Insurance” has the meaning set forth in Section 5.14(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.21.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).

“Dissenting Shares” has the meaning set forth in Section 2.01(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Environmental Report” has the meaning set forth in Section 5.06(a).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by BFC (which shall be BFC’s transfer agent), and reasonably acceptable to TB, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.26.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of TB Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.17.

“Insurance Policies” has the meaning set forth in Section 3.31(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“IRS Guidelines” has the meaning set forth in Section 5.27(b).

“Knowledge” means, with respect to TB, the actual knowledge, of the Persons set forth on Schedule 8.01(a), after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth on Schedule 8.01(b), after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“KSOP” has the meaning set forth in Section 5.15(d).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.29(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.21(a).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects TB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TB and BFC, as applicable, operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects TB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TB and BFC, as applicable, operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects TB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which TB and BFC, as applicable, operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by TB or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Material Contract” has the meaning set forth in Section 3.12(a).

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“Maximum D&O Tail Premium” has the meaning set forth in Section 5.14(c).

“Merger” has the meaning set forth in the Recitals.

“NASDAQ” means The NASDAQ Capital Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.13(e).

“OCC” has the meaning set forth in Section 3.06(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of TB and TB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.21(b).

“Outstanding Shares Number” means the number of shares of TB Common Stock issued and outstanding immediately prior to the Effective Time.

“Party” or “Parties” have the meaning set forth in the preamble.

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(e)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Report” has the meaning set forth in Section 5.06(a).

“Phase I Request” has the meaning set forth in Section 5.06(a).

“Phase II Report” has the meaning set forth in Section 5.06(a).

“Plan of Merger” has the meaning set forth in Section 1.04(a).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of BFC and TB relating to the TB Meeting.

“RECs” has the meaning set forth in Section 5.06(a).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the issuance of shares of BFC Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

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“Regulatory Approvals” has the meaning set forth in Section 3.06(a).

“Remediation Cost” has the meaning set forth in Section 5.06(b).

“Requisite TB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of TB Common Stock entitled to vote thereon at the TB Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of TB means, unless the context otherwise requires, any current or former Subsidiary of TB.

“Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and TB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding TB Common Stock or more than 50% of the assets of TB and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of TB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.13(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of TB from a financial point of view than the Merger.

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

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“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments imposed by any Governmental Authority, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.

“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.

“TB” has the meaning set forth in the preamble to this Agreement.

“TB 401(a) Plan” has the meaning set forth in Section 3.15(c).

“TB Benefit Plans” has the meaning set forth in Section 3.15(a).

“TB Cancelled Shares” has the meaning set forth in Section 2.01(b).

“TB Common Stock” means the common stock, $1.00 par value per share, of TB.

“TB Disclosure Schedules” has the meaning set forth in Article III.

“TB Employees” has the meaning set forth in Section 3.15(a).

“TB Expenses” has the meaning set forth in Section 5.25.

“TB Financial Advisor” has the meaning set forth in Section 3.14.

“TB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of TB and its Subsidiaries.

“TB Investment Securities” means the investment securities of TB and its Subsidiaries.

“TB Loan” has the meaning set forth in Section 3.21(c).

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“TB Meeting” has the meaning set forth in Section 5.07(a).

“TB Option” shall have the meaning set forth in Section 2.02(a).

“TB Option Holder” shall have the meaning set forth in Section 2.02(a).

“TB Recommendation” has the meaning set forth in Section 5.07(b).

“TB Regulatory Agreement” has the meaning set forth in Section 3.13.

“TB Representatives” has the meaning set forth in Section 5.13(a).

“TB Stock Plans” means all equity plans of PCB or any Subsidiary, each as amended to date, including, for the avoidance of doubt, any option plans.

“TB Subsequent Determination” has the meaning set forth in Section 5.13(e).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“Timberwood Bank” has the meaning set forth in Section 1.03.

“Transaction Payment” has the meaning set forth in Section 5.27(e).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the Recitals.

“VWAP” has the meaning set forth in Section 2.01(e)(ii).

“WBCL” has the meaning set forth in Section 1.01.

“Wisconsin Courts” has the meaning set forth in Section 9.03(b).

Article IX

MISCELLANEOUS

Section 9.01     Survival.

No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.14.

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Section 9.02     Waiver; Amendment.

Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the TB Meeting no amendment shall be made which by Law requires further approval by the shareholders of BFC or TB without first obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03     Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)          This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

(b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over such Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

(c)          Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04     Expenses.

Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

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Section 9.05     Notices.

All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the other Party. All notices shall be deemed effective upon delivery.

(a)	if to BFC, to:

Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:    Michael B. Molepske, President & CEO
E-mail: mmolepske@bankfirstwi.bank

with a copy (which shall not constitute notice to BFC) to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison St. Suite 3900
Chicago, Illinois 60606
Attn:    Robert Fleetwood
E-mail: robert.fleetwood@bfkn.com

(b)	if to TB, to:

Tomah Bancshares, Inc.
110 West Veterans Street
Tomah, WI 54660
Attn:    Robert W. Holmes
E-mail: rholmes@timberwoodbanks.com

with a copy (which shall not constitute notice to TB) to:

Godfrey & Kahn S.C.

833 East Michigan Street, Suite 1800

Milwaukee, WI 53202

Attn. Patrick Murphy
E-mail: pmurphy@gklaw.com

Section 9.06     Entire Understanding; No Third Party Beneficiaries.

This Agreement (including, for the avoidance of doubt, reference to the transactions contemplated herein) represents the entire understanding of the Parties, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.14, BFC and TB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person who might be affected by Section 5.15), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.07     Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of such invalid, illegal or unenforceable provision(s) of this Agreement.

Section 9.08     Enforcement of the Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Wisconsin Courts without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09     Interpretation.

(a)          When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

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(c)          The TB Disclosure Schedules and the BFC Disclosure Schedules, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either the TB Disclosure Schedules or the BFC Disclosure Schedules, as applicable, shall be deemed disclosed for purposes of any other section of Article III or Article IV, as applicable, to the extent that applicability of such disclosure to such other section is reasonably apparent on its face, notwithstanding the absence of a specific cross-reference. No item is required to be set forth on either the TB Disclosure Schedules or the BFC Disclosure Schedules, as applicable, as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of a disclosure on either the TB Disclosure Schedules or the BFC Disclosure Schedules, as applicable, as an exception to a representation or warranty shall not be deemed an admission by the disclosing Party that such disclosure represents a material exception or fact, event or circumstance or that such disclosure is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred with respect to such disclosing Party. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)          Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof or (b) included in the “Deerslayer” virtual data room located at https://silock.ufsdata.com no less than 48 hours prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)          Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the sections and articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10     Assignment.

Neither Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11     Counterparts.

This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK FIRST CORPORATION

By:	/s/ Michael B. Molepske
Name:	Michael B. Molepske
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

TOMAH BANCSHARES, INC.

By:	/s/ Robert W. Holmes
Name:	Robert W. Holmes
Title:	President

[Signature Page to Agreement and Plan of Merger]